EXHIBIT 21.1

SUBSIDIARIES OF REGISTRANT

Archetype, Inc., a Delaware corporation

Bitstream World Trade, Inc., a Delaware corporation

Bitstream, B.V., a Dutch corporation

Bitstream S.A.R.L., a French corporation

MyFonts.com, Inc., a Delaware corporation

Pageflex, Inc., a Delaware corporation

Type Solutions, Inc., a New Hampshire corporation